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                                                                EXHIBIT (23) (c)



            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in the Registration Statement on Form S-4 and the related Prospectus of Consumers Energy Company dated January 31, 2005 for the registration of $150,000,000 of 4.40% First Mortgage Bonds due 2009, Series N; $300,000,000 of 5.00% First Mortgage Bonds due 2012, Series O; and $350,000,000 of 5.50% First Mortgage Bonds due 2016, Series P and to the incorporation by reference therein of our report dated February 27, 2004, with respect to the consolidated financial statements and schedule of Consumers Energy Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP

Detroit, Michigan
January 27, 2005